EXHIBIT 99.2
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                            THE PENN TRAFFIC COMPANY
                           1200 STATE FAIR BOULEVARD
                              SYRACUSE, N.Y. 13209






                                                              April 23, 2007


Mr. Kurt Cellar
Bay Harbour Management, L.C.
885 Third Avenue, 34th Floor
New York, NY  10022


Dear Kurt:

         Thank you for your call to Bob Panasuk regarding your proposal to designate an additional independent director to the Board of Penn Traffic. As you know, the Penn Traffic Board currently includes five directors that have no affiliation with the Company other than their directorships, and we see no reason to add yet a sixth independent director to the Board.

         We believe the current Board has made significant progress in overseeing the Company. In particular, this Board has hired a new CEO, has replaced the Company's CFO and hired other members of senior management; has replaced the Company's auditors; has managed the ongoing SEC investigation; and has conducted two shareholder information calls regarding the current status of the Company. In short, we believe the Company has been very active and responsive to your concerns. Accordingly, I am writing to follow up on our discussions regarding the current draft of the Confidentiality Agreement and your potential position on the Board of Penn Traffic. As I would hope you would recognize, we, together with our advisor, have attempted to be responsive to you and accommodate your requests, while at the same time being mindful of our fiduciary duties to all of our stockholders, including Bay Harbour.

         As we have consistently told you, we have welcomed, and will continue to welcome, your thoughtful input and suggestions to Penn Traffic. We would further be prepared to invite you to serve on our Board of Directors. However, we would need Bay Harbour to enter into a customary confidentiality agreement with us before we can provide you with this type of access. In order to avoid any misunderstandings, attached for your consideration is the form of Confidentiality Agreement that Penn Traffic is prepared to enter into in connection with providing you with confidential information relating to the Company. As I trust you appreciate, we respect your position as a significant stockholder of the Company and have tried to address your concerns in this

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draft.  For  example,  although  we have  required  that any party  desiring to receive confidential information of the Company enter into a standstill, in the proposed Confidentiality Agreement we have offered to narrow the standstill provisions, and have attempted to tailor these provisions in a manner that would give Bay Harbour more flexibility in its dealings with Penn Traffic. We believe we have been as responsive to your concerns as we can while also being mindful of our obligations to the Company's other stockholders.

         I understand from our counsel that you have indicated you are still troubled by entering into the attached Agreement. We would hope that you would reconsider and accept our invitation to join our Board.

         I look forward to hearing from you.

                                              Best regards,

                                              /s/ Bob Kelly
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                                              Bob Kelly



cc:  Douglas A. Cifu




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